UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 1, 2022

Commission file number: 000-56349

KwikClick, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4463033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

585 West 500 South Suite 130
Bountiful, Utah	84010
(Address of principal executive offices)	(Zip Code)

(801) 243-4840

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

Resignations of Fred W. Cooper and Rodney Wilkinson

On September 1, 2022, Fred W. Cooper resigned from all positions with the company, including chief executive officer and Board of Directors (the “Board”) of the Company where he served as Board Chair. In addition, Rodney Wilkinson resigned as Secretary of the Company.

Appointment of Robert Green as a Director

Effective as of September 1, 2022, the Board appointed Robert Green to serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

Robert Green, age 64, has worked for Prentice Worx since 2015 where is responsible for corporate sales. Prior to that, Mr. Green worked as an Account Manager for Hewlett Packard. Mr. Green attended Utah State University where he majored in Business/Agriculture. Mr. Green is qualified to serve on the board of directors because of his significant experience with growing companies and corporate governance.

Currently, there is no arrangement to pay Mr. Green compensation for his service as a director of the company. He is likely to be granted stock purchase options in the future, however, no amount has been proposed or offered by the Board. He is also expected to be reimbursed by the Company for board-related expenses which, as of the date of this Current Report on Form 8-K, are not expected to be material.

Appointment of Brady Cooper as a Vice President and Director

Effective as of September 1, 2022, the Board appointed Brady Cooper to serve as a director until the next annual meeting of shareholders and until his successor is duly elected and qualified.

Brady Cooper, age 22, has worked for the last 5 years building custom computers, warehouse work and IT Business Analyst. At a young age Mr. Cooper created his first business involving computers, technology, software, and the internet. As an entrepreneur, Mr. Cooper realized the value of technology and software and that it could make people’s lives better. His peers have considered Mr. Cooper a “Tech Geek”, being a geek was in Mr. Coopers DNA since he was a little boy, some would even say that he’s a Prodigy in the technology world. Mr. Cooper has been appointed to serve as Vice President of KwikClick, where his responsibilities include managing the entire product design for the users, brands and influencers which included the development of specialized software and technology for the Company’s product. Brady manages the internal flow of information between our engineers, developers, and designers including being very involved in finalizing the product offerings and the development of the mobile app.

Mr. Cooper attended Utah State University, Jon M. Huntsman School of Business, where he studied business management and information systems. When Mr. Cooper is not working, he enjoys hiking and camping, snowboarding, wake surfing, and technology. Mr. Cooper is qualified to serve on the board of directors because of his deep knowledge of the company’s business.

Mr. Cooper earns compensation from the Company at the rate of $5,000 per month. He is also entitled to reimbursement for all his business-related expenses. Currently, there is no arrangement to pay Mr. Cooper compensation for his service as a director of the company. He is also expected to be reimbursed by the Company for board-related expenses which, as of the date of this Current Report on Form 8-K, are not expected to be material.

Appointment of David S. Hunt as Board Chair

Effective as of September 1, 2022, the Board appointed David S. Hunt to serve as Board Chair. Mr. Hunt has served as a member of our Board since August 31, 2021. Currently, there is no arrangement to pay Mr. Hunt compensation for his service as Board Chair. Mr. Hunt is currently paid $5,000 per month as a consultant to the Company advising on certain legal issues. He is also expected to be reimbursed by the Company for board-related expenses which, as of the date of this Current Report on Form 8-K, are not expected to be material.

Committees of the board of directors to which Messrs. Cooper, Green and Hunt have been named

At this time Messrs. Cooper and Green have not been named to any board committees. Mr. Hunt currently serves on the Audit Committee and Compensation Committee.

Appointment of Jeffrey Yates, CPA, as Chief Financial Officer and designation as Principal Accounting Officer

Effective as of September 1, 2022, the Board appointed Jeffrey Yates, to serve as the Chief Financial Officer of the Company. Mr. Yates has also been designated as the Principal Accounting Officer. Mr. Yates will earn compensation from the Company at the rate of $5,000 per month. He is also entitled to reimbursement for all his business-related expenses.

Jeffrey Yates, CPA age 60, has a strong track record for achievement, leadership experience in financial management, strategic planning, and business development. Mr. Yates has extensive experience in accounting, forecasting, cash flow management, treasury, budgeting, financial and operational analysis, reporting and compliance. Proven leadership capabilities in executive management, operations, information systems and project management. Mr. Yates served as Chief Financial Officer for ARIIX from May 2011 – July 2021 and previously served as Chief Financial Officer for Usana Health Sciences from June 2008 – May 2011. He is a member of the American Institute of Certified Public Accountants and Utah Association of Certified Public Accountants. Jeffrey attended Brigham Young University where he studied and received his Master of Accountancy and Bachelor of Science with an emphasis in Business Management and Management Accounting in December of 1989.

Designation of Matthew Williams as Principal Executive Officer

Effective as of September 1, 2022, the Board designated Matthew Williams, our current president, to serve as the Company’s Principal Executive Officer. Mr. Williams replaces Fred Cooper who previously was designated to fill that role. In his role as president, Mr. Williams currently earns compensation from the Company at the rate of $5,000 per month. He is also entitled to reimbursement for all his business-related expenses. Mr. Williams is not expected to receive additional compensation in connection with being designated principal executive officer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

KWIKCLICK, INC.

/s/ Matt Williams
Matt Williams
President

Dated:  September 1, 2022